Reading International Announces

1st Quarter 2015 Results

Los Angeles, California, - (BUSINESS WIRE) –May 5, 2015– Reading International, Inc. (NASDAQ: RDI) announced today the results for its quarter ended March 31, 2015.

2015 First Quarter Highlights

•	Our Net Income for the 2015 Quarter was $3.1 million compared to a $215,000 loss for the 2014 Quarter, an increase of $3.3 million.
•	Our EBITDA for the 2015 Quarter was $12.0 million compared to $7.5 million for the 2014 quarter representing an increase of $4.5 million or 60.0%.
•	Our aggregate indebtedness decreased from $168.9 million at March 31, 2014 to $151.4 million at March 31, 2015, a decrease of $17.5 million or 10.4%.
•

The New York City Landmark’s Commission approved our proposal for the redevelopment of our Tammany Hall project, on Union Square in New York City. The approved proposal contemplates the construction of approximately 70,000 rentable square feet of space at the site.

•

On April 22, 2015, the Coachella City Council approved an update to the City’s General Plan with certain modifications jointly requested by the owners of the Shadow View Specific Plan (SVSP) property.  The modifications gave greater recognition to the existing SVSP than what was originally proposed.  While requiring intensification of the land uses on approximately 50 acres owned by a Reading International, Inc. affiliate, the amendment deemed the remaining components of the SVSP, including the remaining single family home designation (approximately 550 homes), consistent with the updated General Plan.  An amendment to the SVSP consistent with the City’s policy statement will now need to be processed.

•

We have retained a new chief financial officer (Dev Ghose) to succeed our current chief financial officer Andrzej Matyczynski. Mr Matyczynski will be stepping down as chief financial officer on May 10 but has agreed to continue with the company until April 15, 2016.

First Quarter 2015 Discussion

Revenue from operations increased from $58.1 million in the 2014 Quarter to $60.6 million in the same Quarter in 2015, a $2.5 million or a 4.4% increase.

Cinema segment revenue increased by $3.5 million or 6.5%,  compared to the same period in 2014 due to strong showing in United States, Australia and New Zealand. The United States revenue was up USD$931,000 or 3.2%. In Australia cinema revenue was up AUD$5.1 million or 22.9% at a functional currency level due to an additional 380,000 admits or a 28.4%  attendance increase. This increase reduced to $1.8 million or 8.8% after foreign currency movements. New Zealand cinema revenue grew by NZD$1.6 million or 30.0% when compared to the 2014 Quarter. Cinema revenue increased NZD$763,000 or 13.9% due to the opening of our Dunedin site in September 2014. The increase in New Zealand cinema revenue was reduced to an increase of USD$793,000 or 17.3% due to foreign currency movements.

The top three grossing films for the 2015 Quarter in our worldwide cinema circuit were “American Sniper” “Fifty Shades of Grey” and “Kingsman: The Secret Service.” These three films accounted for approximately 21.7% of our cinema box office revenue.  The comparative top three grossing films for  the 2014 Quarter were “Frozen” “Wolf of Wall Street” and “Hobbit: Desolation of Smaug.” These three films accounted for approximately 17.6% of our cinema box office revenue.

Our real estate segment revenue decreased for the 2015 Quarter by $1.2 million or 17.9% compared to the same period in 2014.  Our live theatre rental income for the 2015 Three Months decreased by $474,000 or 40.9% compared to the same period in 2014.  Property rental revenue also decreased by $702,000 or 13.2%, mainly due to the strengthening of the US dollar compared to the Australian dollar. At a functional currency level, Australia revenue was consistent with the same period in 2014.

As a percentage of revenue, operating expense was 78.0% of revenue in the 2015 Quarter, compared to 80.6% in the 2014 Quarter, which was driven by expense management, and the percentage of our fixed costs (rent, etc.) compared to the increase in our revenue streams.

For our statement of operations, the Australian quarterly average exchange rate to U.S. dollar declined to 0.7862 for the 2015 Quarter from 0.8974 for the 2014 Quarter, a decrease of 12.4%.  The New Zealand quarterly average exchange rate to U.S. dollar declined to 0.7514 for the 2015 Quarter from 0.8370 for the 2014 Quarter, a decrease of 10.2%.  Both had an impact on the individual components of our income statement.

Driven by the above factors, our operating income for the 2015 Quarter increased by $2.7 million to an operating income of $5.2 million, compared to an operating income of $2.6 million in the same quarter last year.

Net interest expense increased by $278,000 for the 2015 Quarter compared to the 2014 Quarter. The increase in interest expense primarily resulted from a change in the mark-to-market interest rate swap valuations for the quarter, resulting in a lower decrease than the comparable quarter in 2014.

For the 2015 Quarter, we recorded $3.0 million of other income primarily due to the sale of the Doheny Condo in February 2015 for $3.0 million. For the 2014 Quarter, we recorded $1.1 million of other income, which consisted primarily of business interruption insurance proceeds related to the temporary closure of the Courtenay Central parking structure to repair earthquake damages and $310,000 in income from unconsolidated entities.

For the 2015 Quarter, our income tax expense increased by $931,000,  compared to the 2014 Quarter, mainly as a result of the reversal of the valuation allowance previously recorded against U.S. deferred tax assets during the first quarter of 2014.

Because of the above, we reported a net income of $3.1 million for the 2015 Quarter, compared to a net loss of $215,000 in the 2014 Quarter.

Our EBITDA(1) at $12.0 million for the 2015 Quarter was $4.5 million or 60.0% higher than the EBITDA(1) for the 2014 Quarter of $7.5 million.

Our Adjusted EBITDA(1) for the 2015 Quarter was $9.0 million, after adjusting for the Doheny Condo sale.  For the 2014 Quarter, our Adjusted EBITDA(1) was $6.8 million, after excluding the $687,000 Courtenay Central car park business interruption insurance claim included in other income. This resulted in an increase in Adjusted EBITDA(1) of $2.2 million or 32.4% from the 2014 Quarter to the 2015 Quarter.

Balance Sheet and Liquidity

Our total assets at March 31, 2015 were $371.2 million, compared to $401.6 million at December 31, 2014.  The currency exchange rates for the Australian and New Zealand dollar to the U.S. dollar at March 31, 2015 were $ 0.7625 and $ 0.7485, respectively, and at December 31, 2014, these rates were $ 0.8173 and $ 0.7796, respectively.

Our cash position at March 31, 2015 was $39.8 million.  Of the $39.8 million, $24.5 million was in Australia, $7.8 million was in the U.S., and $7.5 million was in New Zealand.  As part of our main credit facilities in Australia, New Zealand, and the U.S., we are subject to certain debt covenants, which limit the transfer or use of cash outside of the various regional subsidiaries in which the cash is held.  As such, at March 31, 2015,  we had approximately $22.1 million of cash worldwide that was not restricted by loan covenants.

At March 31, 2015, we had undrawn funds of $7.6 million (AUS$10.0 million) available under our NAB line of credit in Australia, $9.0 million (NZ$12.0 million) available under our New Zealand corporate credit facility, and $30.3 million available under our Bank of America revolving loan credit facility in the U.S., for a total of $46.9 million.  Accordingly, we believe that we have sufficient borrowing capacity under our various credit facilities, together with our $39.8 million cash balance, to meet our anticipated short-term working capital requirements.

We originally extended our New Zealand Westpac bank loan to April 30, 2015, but have since received a second extension to July 30, 2015.  In addition, we have signed a term sheet for our new credit facility, and expect the loan documents to be finalized prior to the end of the current extension. This loan has been classified as a short-term liability on the consolidated balance sheet as at March 31, 2015.

The US Union Square Term loan, which would have matured on May 1, 2015, has been extended to June 1, 2015. We signed a term sheet for our new credit facility and expect the loan documents to be finalized prior to the end of the current extension. This loan has been classified as a short-term liability on the consolidated balance sheet as at March 31, 2015.

Our working capital at March 31, 2015  reduced by $769,000 or 8.7% to a negative $9.6 million compared to $8.8 million at December 31, 2014 as a result of our two current loans that had not yet been fully documented as of March 31, 2015.

Stockholders’ equity was $124.0 million at March 31, 2015, compared to $132.3 million at December 31, 2014, primarily related to the foreign currency translation loss for the quarter.

Subsequent Events

In Australia the closing of the sale of our Moonee Ponds property occurred on April 15, 2015 and as per the purchase and sale agreement we received $17.5 million  (AUS$23.0 million) in sales proceeds.

In New Zealand we received a second extension letter that extended the termination date of the $21.0 million (NZ$28.0 million) Westpac Term Facility from April 30, 2015 to July 30, 2015.

In New Zealand during April 2015 we sold our two parcels of land at Lake Taupo for a combined $2.5 million (NZ$3.4 million). $1.6 million (NZ$2.2) million for one parcel will be received by May 6, 2015 and the $898,000 (NZ$1.2 million) for the second parcel will be received by March 31, 2016.

Liberty Theaters, LLC, the owner of the Orpheum Theater and an indirect wholly owned subsidiary of the Company, recently received a purported notice of termination from the long-running show “STOMP” in violation of the license agreement between the parties, and has filed a court action seeking a preliminary injunction that would prevent the show from moving to a new venue pending an arbitration of the parties’ dispute.  The court hearing on such injunction motion is scheduled for May 21, 2015.

On April 30, 2015, our Ward 16 Theater at Victoria Ward, operated under our Consolidated Theatres brand, became the first movie theater on the island of Oahu in the State of Hawai‘i to be granted a liquor license.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets.  Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and
•

the development, ownership, and operation of retail and commercial real estate in Australia, New Zealand, and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide business under various different brands:

•	in the United States, under the

o	Reading brand (http://www.readingcinemasus.com);
o	Angelika Film Center brand (http://www.angelikafilmcenter.com);
o	Consolidated Theatres brand (http://www.consolidatedtheatres.com);
o	City Cinemas brand (http://www.citycinemas.com);
o	Beekman Theatre brand (http://www.beekmantheatre.com);
o	The Paris Theatre brand (http://www.theparistheatre.com);
o	Liberty Theatres brand (http://libertytheatresusa.com/); and
o	Village East Cinema brand (http://villageeastcinema.com)

•	in Australia, under the

o	Reading brand (http://www.readingcinemas.com.au); and
o	Newmarket brand (http://readingnewmarket.com.au)

•	in New Zealand, under the

o	Reading brand (http://www.readingcinemas.co.nz);
o	Rialto brand (http://www.rialto.co.nz);
o	Reading Properties brand (http://readingproperties.co.nz);
o	Courtenay Central brand (http://www.readingcourtenay.co.nz);
o	Steer n’ Beer restaurant brand (http://steernbeer.co.nz); and

Forward-Looking Statements

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:

o	The number and attractiveness to movie goers of the films released in future periods;
o	The amount of money spent by film distributors to promote their motion pictures;
o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;
o

The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o

The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD rentals and sales, and so called “movies on demand;”

•	With respect to our real estate development and operation activities:

o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;
o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;
o	the risks and uncertainties associated with real estate development;
o	The availability and cost of labor and materials;
o	Competition for development sites and tenants; and
o	The extent to which our cinemas can continue to serve as an anchor tenant which will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;

•

With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;
o	The relative values of the currency used in the countries in which we operate;
o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;
o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);
o

Our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health-related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and
o	Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Finally, we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-US GAAP financial measures.”  In such case, a reconciliation of this information to our US GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer

Reading International, Inc.  (213) 235-2240

Reading International, Inc. and Subsidiaries

Supplemental Data

Reconciliation of EBITDA* to Net Loss

(dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2015	2014

Revenue	$60,585	$58,053
Operating expense
Cinema/real estate	47,281	46,765
Depreciation and amortization	3,742	3,805
General and administrative	4,329	4,902

Operating income	5,233	2,581

Interest expense, net	(2,575)	(2,297)
Other income	2,967	1,054
Income tax expense	(2,523)	(1,592)
Net loss attributable to noncontrolling interests	16	39
Net income (loss)	3,118	(215)

Basic earnings per share	$0.13	$(0.01)
Diluted earnings per share	$0.13	$(0.01)

EBITDA*	$11,958	$7,479
EBITDA* change	$4,479

*EBITDA presented above is net loss adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and if appropriate, an adjustment for discontinued operations (this includes interest expense and depreciation and amortization for the discontinued operations).

Reconciliation of EBITDA* to the net loss is presented below:

	Three Months Ended
	March 31,
	2015	2014
Net Income (loss)	$3,118	$(215)
Add: Interest expense, net	2,575	2,297
Add: Income tax expense	2,523	1,592
Add: Depreciation and amortization	3,742	3,805

EBITDA	$11,958	$7,479

Reading International, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(U.S. dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2015	2014

Operating revenue
Cinema	$56,899	$53,424
Real estate	3,686	4,629
Total operating revenue	60,585	58,053
Operating expense
Cinema	45,141	43,790
Real estate	2,140	2,975
Depreciation and amortization	3,742	3,805
General and administrative	4,329	4,902
Total operating expense	55,352	55,472
Operating income	5,233	2,581
Interest income	195	79
Interest expense	(2,770)	(2,376)
Other income	2,731	744
Income before income tax expense and equity earnings of unconsolidated joint ventures and entities	5,389	1,028
Income tax (expense)	(2,523)	(1,592)
Income (loss) before equity earnings of unconsolidated joint ventures and entities	2,866	(564)
Equity earnings of unconsolidated joint ventures and entities	236	310
Net Income (loss)	$3,102	$(254)
Net loss attributable to noncontrolling interests	16	39
Net income (loss) attributable to Reading International, Inc. common shareholders	$3,118	$(215)
Basic earnings (loss) per share attributable to Reading International, Inc. shareholders	$0.13	$(0.01)
Diluted earnings (loss) per share attributable to Reading International, Inc. shareholders	$0.13	$(0.01)
Weighted average number of shares outstanding–basic	23,242,467	23,490,563
Weighted average number of shares outstanding–diluted	23,523,655	23,490,563

Reading International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(U.S. dollars in thousands)

	March 31,	December 31,
	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$ 39,752	$ 50,248
Receivables	$ 9,044	11,348
Inventory	852	1,010
Investment in marketable securities	51	54
Restricted cash	1,140	1,433
Deferred tax asset	4,032	6,300
Prepaid and other current assets	3,713	3,426
Land held for sale	9,434	10,112
Total current assets	68,018	83,931
Operating property, net	178,422	186,889
Land held for sale	39,733	42,588
Investment and development property, net	25,198	26,124
Investment in unconsolidated joint ventures and entities	5,758	6,169
Investment in Reading International Trust I	838	838
Goodwill	20,648	21,281
Intangible assets, net	11,024	11,486
Deferred tax asset, net	15,721	15,967
Other assets	5,804	6,313
Total assets	$ 371,164	$ 401,586
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$ 16,756	$ 18,107
Film rent payable	5,435	9,328
Notes payable – current	28,886	38,104
Taxes payable - current	5,885	6,003
Deferred current revenue	13,454	14,239
Other current liabilities	7,190	6,969
Total current liabilities	77,606	92,750
Notes payable – long-term	94,569	98,019
Subordinated debt	27,913	27,913
Noncurrent tax liabilities	7,192	10,029
Other liabilities	39,864	40,577
Total liabilities	247,144	269,288
Commitments and contingencies (Note 13)
Stockholders’ equity:
Class A non-voting common stock, par value $0.01, 100,000,000 shares authorized,
32,745,151 issued and 21,806,632 outstanding at March 31, 2015 and 32,254,199
issued and 21,741,586 outstanding at December 31, 2014	228	228
Class B voting common stock, par value $0.01, 20,000,000 shares authorized and
1,495,490 issued and outstanding at March 31, 2015 and at December 31, 2014	15	15
Nonvoting preferred stock, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at March 31, 2015 and December 31, 2014	--	--

Additional paid-in capital	140,620	140,237
Accumulated deficit	(29,133)	(32,251)
Treasury shares	(10,410)	(8,582)
Accumulated other comprehensive income	18,202	28,039
Total Reading International, Inc. stockholders’ equity	119,522	127,686
Noncontrolling interests	4,498	4,612
Total stockholders’ equity	124,020	132,298
Total liabilities and stockholders’ equity	$ 371,164	$ 401,586